Exhibit 99.1

SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(unaudited)

	Quarter Ended			Six Months Ended
	June 30, 2008	June 30, 2007	March 31, 2008	June 30, 2008	June 30, 2007

Revenues	$156,082	$143,854	$152,413	$308,495	$266,483
Cost of Services	105,418	97,613	104,985	210,403	182,782
Gross Profit	50,664	46,241	47,428	98,092	83,701
Selling, General and Administrative Expenses	38,826	38,992	39,697	78,523	73,253
Operating Income	11,838	7,249	7,731	19,569	10,448
Interest Expense	(2,323)	(2,988)	(2,662)	(4,985)	(5,124)
Interest Income	158	220	273	431	638
Other (Expense) Income	1,071	431	(1,222)	(151)	431
Pre-tax Income	10,744	4,912	4,120	14,864	6,393
Income Tax Provision	4,652	1,974	1,717	6,369	2,544

Net Income	$6,092	$2,938	$2,403	$8,495	$3,849

Diluted Earnings Per Share	$0.17	$0.08	$0.07	$0.24	$0.11
Weighted Average Common and Common Equivalent Shares Outstanding—Diluted	35,838	35,813	35,375	35,612	35,660

RECONCILIATION OF GAAP NET INCOME AND EARNINGS PER SHARE TO NON-GAAP EBITDA AND EBITDA PER SHARE

(In thousands, except per share amounts)

(unaudited)

	Quarter Ended
	June 30, 2008		June 30, 2007		March 31, 2008
Net Income	$6,092	$0.17	$2,938	$0.08	$2,403	$0.07
Other Expense (Income)	(1,071)	(0.03)	(431)	(0.01)	1,222	0.03
Interest Expense, net	2,165	0.06	2,768	0.08	2,389	0.07
Income Tax Provision	4,652	0.13	1,974	0.06	1,717	0.05
Depreciation	1,216	0.03	1,551	0.04	1,356	0.04
Amortization of Intangibles	2,372	0.07	3,778	0.10	2,328	0.06
EBITDA	15,426	0.43	12,578	0.35	11,415	0.32
Equity-based Compensation	1,560	0.04	2,231	0.06	1,585	0.05
Adjusted EBITDA	$16,986	$0.47	$14,809	$0.41	$13,000	$0.37

Weighted Average Common and Common Equivalent Shares Outstanding	35,838		35,813		35,375

	Six Months Ended
	June 30, 2008		June 30, 2007
Net Income	$8,495	$0.24	$3,849	$0.11
Other Expense (Income)	151	0.00	(431)	(0.01)
Interest Expense, net	4,554	0.13	4,486	0.13
Income Tax Provision	6,369	0.18	2,544	0.07
Depreciation	2,572	0.07	2,892	0.08
Amortization of Intangibles	4,700	0.13	7,943	0.22
EBITDA	26,841	0.75	21,283	0.60
Equity-based Compensation	3,145	0.09	3,337	0.09
Adjusted EBITDA	$29,986	$0.84	$24,620	$0.69

Weighted Average Common and Common Equivalent Shares Outstanding	35,612		35,660